UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2014 (June 24, 2014)

Solera National Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53181	02-0774841
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

319 S. Sheridan Blvd.
Lakewood, CO 80226
303-209-8600
(Address and telephone number of principal executive offices)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

To the extent required, the information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference. Beneficial ownership information pursuant to Item 403(c) of Regulation S-K is set forth in the proxy statement of Solera National Bancorp, Inc. (the “Company”) relating to the Company’s 2014 annual meeting of shareholders.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2014, Mr. David N. Roberts resigned from the board of directors of both the “Company” and Solera National Bank (the “Bank”), a wholly-owned subsidiary of the Company, effectively immediately. Contemporaneously with his resignation, Mr. Michael D. Quagliano, Mr. Lars Johnson, Mr. Jackson Lounsberry and Mr. Carlyle F. Griffin were appointed to the board of directors of the Company.

Mr. Quagliano has owned and operated various businesses and investments, including restaurant franchises and real estate investments, since 1982.  Such businesses are conducted under various names, including Best Buy of Hiram, Inc., Best Buy of Cedar Rapids, Inc., BBQ Too, Inc., Serendipitous, Inc., Rainmaker Management, Inc., Wenco of Carbondale, Inc., Wenco of Palmyra, Inc.,Wenco of Hannibal, Inc., Win Mgmt, Inc., A Shapiro, LLC, QHQ Partnership and Mr. Quagliano's own name.  Mr. Quagliano served on the Company's Board of Directors from December 5, 2008 to May 21, 2009. Mr. Quagliano was also the recipient of a land acquisition loan from the Bank issued during the ordinary course of business. The approved loan amount was $250,000 of which no amount is currently outstanding as the loan was paid in full in January 2014. The note's highest balance since January 1, 2013 was approximately $163,000 and the note had a variable interest rate of Prime + 1% with a 6% floor. Mr. Quagliano incurred approximately $9,600 of interest from January 1, 2013 until the loan was paid in full.

Mr. Johnson is and has been since July 2011 the Managing Member of Lars Johnson & Associates, LLC, a law firm, where he practices as an attorney specializing in the representation of bankruptcy trustees.  In his practice, Mr. Johnson investigates and liquidates non-exempt property and distressed assets, files fraudulent conveyance, preference and recovery actions, and generally assists trustees in the administration of bankruptcy estates.  From August 2010 until July 2011, Mr. Johnson served as a realty specialist at the U.S. Department of Agriculture, where he was responsible for acquiring, managing and disposing of real property on behalf of the federal government.  From July 2007 to August 2010, Mr. Johnson practiced as a self-employed attorney and consultant, representing commercial landlords in the negotiation of commercial loans and leases and consulting on the operation of large commercial operations.  Mr. Johnson has also worked as an attorney at Faegre & Benson, LLP in the Banking and Bankruptcy Group. Mr. Johnson is a 2001 graduate of Harvard Law School.

Mr. Lounsberry has been a co-owner and Managing Member of SIA-Summit Investment Advisors and SIA Capital Management since September 2013.  SIA-Summit Investment Advisors and SIA Capital Management are the general partners of the SIA Capital Options Fund I, a hedge fund that was founded in March of 2010.  In 2006, Mr. Lounsberry founded Eagle Valley Investments, a boutique wealth management firm based in the Vail Valley of Colorado, which he left in September 2013 to join Summit Investment Advisors. Mr. Lounsberry is a 1994 graduate of Northwestern University.

Mr. Griffin has thirty years of marketing and management experience in complex situations and ten additional years experience consulting with various customers implementing management computer systems.  Mr. Griffin worked at IBM in various roles including as a marketing manager, marketing representative, regional support manager and financial marketing consultant until his retirement from IBM in 2000.  From 2000 until his retirement in 2007, he provided marketing consulting services to various entities.

The Company has not entered into any agreement, arrangement or understanding with any of Messrs. Quagliano, Lounsberry, Johnson or Griffin regarding their appointment to the Company’s board of directors. It has not been determined whether Messrs. Quagliano, Lounsberry, Johnson or Griffin will participate in the Company’s standard compensation program for non-employee directors.

Item 5.07  Submission of Matters to a Vote of Security Holders.

The election results from the Company's May 22, 2014 Annual Meeting of Shareholders announced in the Company's 8-K filed on May 28, 2014 have been determined to be final.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solera National Bancorp, Inc.
(Registrant)

Date: June 25, 2014	By:	/s/ John P. Carmichael
	Name:	John P. Carmicahel
	Title:	President & Chief Executive Officer